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Uranium Energy Corp Announces Inferred Resource of 1.3 Million Pounds eU3O8 at Nichols Project in South Texas

Nichols Resource Makes Prospective Satellite for Company's Nearby Goliad ISR Project

Austin, TX, January 21, 2009 - Uranium Energy Corp (NYSE-Alt:UEC; the "Company") is pleased to announce that the Company has received an independent National Instrument 43-101 technical report for the Nichols Project, Karnes County, Texas, that estimates an inferred mineral resource of approximately 900,000 tons of eU3O8, at an average grade of 0.07% or 1,307,000 pounds. This inferred mineral resource estimate was completed using accepted methods mandated by CSA National Instrument 43-101 ("NI 43-101") and the Canadian Institute of Mining ("CIM") classifications.

The Nichols property consists of 1,040.7 acres of contiguous leases located about six miles south of the town of Falls City, Texas. The Nichols lease is approximately 50 miles from the Company's Goliad ISR Uranium Project, for which the Company has obtained a Draft Mine Permit and submitted additional permitting applications. Management anticipates that any mineral resources identified and extracted at Nichols would be processed at the planned Goliad plant.

Texaco conducted an exploration program on the Nichols property in 1979 and 1980. The Company has engineering drawings that indicate that Texaco was planning to develop an ISR operation on the property. The leases were later taken over by Chevron Resources.

The complete Nichols Project NI 43-101 Technical Report will be filed and available shortly on the SEDAR website, at www.sedar.com, and on the Company's website at www.uraniumenergy.com. The Technical Report is authored by Thomas A. Carothers, P.Geo., a qualified person as defined in NI 43-101, who has over 30 years of uranium experience, substantially in the South Texas Uranium trend. His experience includes working directly for two operating ISR mining companies in South Texas, US Steel and Tenneco Uranium, during the 1970s and 1980s.

The Nichols Technical Report reflects the inferred mineral resource estimate based on the results from 34 drill holes and one core hole recently completed by the Company in 2008 as follows:

Inferred Mineral Resource Estimate Summary
Inferred
Cutoff GT (% grade times the thickness)	Tons	Average Grade %eU3O8*	Pounds eU3O8	Average Thickness (ft)	Range of Depths (ft)
0.3	900,000	0.07	1,307,000	6	300 to 450

*Values Rounded to Nearest Hundredth

A cut-off grade of 0.02% eU3O8 and a grade-thickness (GT) product equal to or greater than 0.3 were used to define the mineral resources (GT is defined as the value calculated for a specific downhole interval by multiplying the average mineral grade in %eU3O8 times the interval thickness in feet).  These cutoffs are in the range of most ISR mining operations in the south Texas trend and in other states where mining from similar depths with similar mineralization occurs. Mr. Carothers is of the opinion that the methodology and inferred mineral resources determined by the Company were completed using accepted industry standards and the classification of resources meets the CIM definition standards as required by NI 43-101.

The results of borehole gamma-ray and resistance logs, prompt fission neutron (PFN) logs, and lithologic logs indicate that elevated uranium mineralization occurs in four distinct sand units in the Whitsett Formation of the Jackson Group at this locality. All of the mineralized units are below the water table at depths from approximately 300 to 450 feet. Evaluation of existing average grade of uranium mineralization data and the depth of mineralized zones indicate that in-situ recovery (ISR) is potentially the most suitable mining method for this project.

Mr. Carothers made the following recommendation in the Technical Report to further define the Nichols Project resource base: "The first step should be to proceed with another phase of exploration drilling, including selective coring. This is recommended for this project to upgrade the mineral resource classification to indicated and measured resources. Additionally this will provide further definition of the site mineralization mode, data verification, and better define the site geology and groundwater flow regime."

The technical information in this news release has been prepared in accordance with the Canadian regulatory requirements set out in NI 43-101 and reviewed by Clyde L. Yancey, P.G., Vice President-Exploration for the Company, a QP under NI 43-101.

About Uranium Energy Corp

Uranium Energy Corp (NYSE - Alt: UEC) is a US-based resource company with the objective of becoming a near-term ISR uranium producer in the United States.  Utilizing its extensive information library of historic uranium exploration and development work, the Company has acquired and is advancing uranium properties throughout the southwestern US. A Draft Mine Permit was recently issued for the Company's lead project, the Goliad ISR Uranium Project in south Texas. Operational management is comprised of pre-eminent uranium mining and exploration professionals whose collective experience in this industry gives the Company ongoing uranium mine-finding and mine development expertise.

Contact North America:  Investor Relations, Uranium Energy Corp.
Toll Free: (866) 748-1030
Fax: (512)  535-0832
E-mail: info@uraniumenergy.com

Stock Exchange Information:
New York Stock Exchange - Alternext Symbol: UEC
Frankfurt Stock Exchange Symbol: U6Z
WKN: AØJDRR
ISN: US916896103

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities and Exchange Act of 1934, as amended.  Statements in this news release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  These statements involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.  Such risks and uncertainties may include, but are not limited to, the impact of competitive products, the ability to meet customer demand, the ability to manage growth, acquisitions of technology, equipment or human resources, the effect of economic and business conditions, the ability to attract and retain skilled personnel and factors outside the control of the Company.  These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.  Although the Company believes that the beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate.  Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in the Company's periodic reports filed from time-to-time with the United States Securities and Exchange Commission.  This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.